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                                                                      EXHIBIT 99

                                                        | Phone     319/363-6566
[MET-COIL LOGO]         5486 Sixth Street S.W.          | Fax       319/362-0225
                        Cedar Rapids, Iowa 52404 U.S.A. | Compuserve  75402,3277





                                LETTER AGREEMENT

                                                                  April 17, 1996
Mr. Richard W. Levine
President
Construction Technology, Inc.
570 Taxter Road
Elmsford, NY 10523

Dear Mr. Levine:

    Met-Coil Systems Corporation ("Met-Coil") and The Lockformer Company ("Lockformer") requests that Construction Technology, Inc. ("CTI"), waive or defer certain provisions of the Settlement Agreement dated as of January 27, 1992 among CTI, Met-Coil, Lockformer and Mechanical Data, Inc. ("Settlement Agreement"). Met-Coil, Lockformer and CTI agree as follows:
    1. CTI accepts on this date payment of $362,500 representing one-half of the payment of the installment payment due from Lockformer and Mechanical Data on January 27, 1996 in the amount of $725,000.
    2. Met-Coil, Lockformer, Mechanical Data and CTI agree that the full $725,000 was due on January 27, 1996. Lockformer has already paid interest on the $725,000 at the rate of 11% per annum through March 27, 1996. Interest shall accrue from March 27, 1996 on the $725,000 at the rate of 11.5% per annum until all of it is paid in full.
    3. Met-Coil and Lockformer each jointly and severally agree to make payments to CTI in the amount of $50,000 per month commencing on May 18, 1996 and continuing

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                                                                  April 17, 1996

thereafter at the rate of $50,000 per month on the same day of the month until the entire principal balance of the January 27, 1996 payment from Lockformer and Mechanical Data , plus all accrued interest has been paid in full. Payment shall be applied first to accrued interest and the balance to principal.
    4.  Lockformer will pay CTI $312,906 as the royalty payment due March
31, 1996 and CTI accepts the royalty payment. All future royalty payments shall be paid on schedule under the License Agreement.
    5. All of the other payments due under the agreement shall be paid under the terms of the original Settlement Agreement, as modified.
    6. Subject to and conditioned upon receipt of the payments provided in Paragraph 1-4, CTI agrees that the Settlement Agreement will not be deemed to be in default for failure of Lockformer, Met-Coil, and Mechanical Data, to make any of the payments due on January 27, 1996 and the royalty payment due March 31, 1996.
    5. In the event Lockformer and Met-Coil fail to make any of the payments provided above, the Settlement Agreement shall be in default, and CTI shall be entitled to the full remedies provided under Paragraph 19 of the Settlement Agreement.
    Please counter-sign one copy of this letter indicating the terms are acceptable. Upon receipt of your acceptance, we will wire transfer to you $675,406.



                                          Very truly yours,

                                          Raymond H. Blakeman/s/

                                          Raymond H. Blakeman
                                          on behalf of The Lockformer Company
                                          and Met-Coil Systems Corporation
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                                                                  April 17, 1996


AGREED on behalf of
CONSTRUCTION TECHNOLOGY, INC.


Richard W. Levine       4/18/96
______________________________________
Richard W. Levine, President